                                                                  Exhibit 10(s)

FROM:                                               ON BEHALF OF:

Robert W. Block International                       Handy & Harman
30 East 60th Street
New York, NY 10022                                  Contact:

(212) 755-8047                                      Dennis C. Kelly


FOR IMMEDIATE RELEASE:


                 HANDY & HARMAN ANNOUNCES THIRD QUARTER RESULTS
                AND A PLAN TO BUY BACK UP TO 1.5 MILLION SHARES

NEW YORK, NY -- November 6, 1995... Handy & Harman today reported results for the third quarter and nine months of 1995 and a plan to buy back up to 1.5 million shares of the Company's common stock.

For the quarter ended September 30, 1995, Handy & Harman's results were net income of $1,708,000 or $.12 per share compared to $3,477,000 or $.25 per share for last year's comparable period. Sales for the third quarter of 1995 and 1994 were $166,395,000 and $194,743,000, respectively.

Net income for the first nine months of 1995 amounted to $12,266,000 or $.87 per share prior to nonrecurring after-tax charges of $6,491,000 or $.46 per share for costs related to the decision to exit the karat gold fabricated product line in East Providence, RI, for additional costs primarily related to the Company's ongoing operation in Fairfield, CT and also for the sale of the Company's two automotive cable business units. After including these nonrecurring charges, nine month operating results were net income of $5,775,000 or $.41 per share compared to net income for the comparable period last year of $13,001,000 or $.93 per share. Sales for the nine months ended September 30, 1995 and 1994 were $560,678,000 and $583,206,000, respectively.


                                     (more)

Commenting on the results, Richard N. Daniel, Chairman and Chief Executive Officer, said, "Lower third quarter profits were the result of summer shutdowns at customer facilities, particularly automotive assembly plants; of continuing competitive pressures in the refining sector; and of ongoing new product start-ups in the automotive O.E.M. segment. Business activity levels and operating performance for the last quarter of the year are improving and we expect results to return to previous year levels."

Additionally, the Board of Directors has authorized the buy back of up to 1.5 million shares of currently outstanding common stock. The Company has approximately 14 million shares outstanding. The shares may be purchased from time to time in the open market or unsolicited negotiated transactions including block purchases. The timing of the program and the amount of stock repurchased will be dictated by overall financial and market conditions.

Regarding the stock buy back plan, Mr. Daniel stated, "As we complete our exit from the gold fabrication business, we are moving to liquidate a portion of our precious metal inventory in order to match levels of ownership with current requirements. The proceeds from such sales, along with cash provided from recent divestiture of several business units, will be used to fund the stock buy back plan, and, at the same time, provide capital for growth and expansion opportunities."

Handy & Harman is a diversified manufacturer providing engineered products, system components and precious metal fabrication and refining for industry worldwide. Founded in 1867, Handy & Harman is headquartered in New York. The shares of Handy & Harman are traded on the New York Stock Exchange with ticker symbol: HNH




                                      ###